UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 3, 2008

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

640 Memorial Drive, Cambridge, Massachusetts		02139
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-299-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2008, Altus Pharmaceuticals Inc. ("Altus") and Sandoz GmbH ("Sandoz") entered into a supply agreement under which Sandoz will supply recombinant human growth hormone for use in the research, development and commercialization of ALTU-238 by Altus and/or a future licensee of ALTU-238.

The Agreement has an initial expiring on December 31, 2012, and Altus has an option to extend the term for an additional two years subject to a pre-defined adjustment to the purchase price. Either party may terminate the agreement for breach by the other party if after notice the breach is not cured within thirty (30) days. Altus may terminate the agreement for convenience in the event the development or commercialization of ALTU-238 is discontinued, and may otherwise terminate the agreement for convenience subject to the payment of early termination fees.

Upon the expiration of the agreement, Sandoz has a four (4) year right of first refusal to a supply human growth hormone on competitive terms should Altus seek an alternative supplier following the expiration of the agreement.

The agreement contains customary commercial terms regarding forecasting, ordering, cGMP compliance, and quality.

The foregoing is a summary description of certain terms of the agreement and Altus intends to file the agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by Altus relating to the supply agreement with Sandoz described in Item 1.01 is furnished, not filed, as Exhibit 99.1

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

July 10, 2008	By:	Jonathan I. Lieber

Name: Jonathan I. Lieber
Title: Senior Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Altus Pharmaceuticals Inc. relating to the Sandoz Supply Agreement